SECURITIES AND EXCHANGE COMMISSION

                      Washington, DC  20549

                            FORM 8-K

                         CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934
Date of Report  (Date of earliest event reported):  December 22,
1995



                       ELECTROSOURCE, INC.

     (Exact name of registrant as specified in its charter)



     Delaware                        0-16323                  74-2466304

(State or other jurisdiction  (Commission File Number)      (IRS Employer
      of incorporation)                                 Identification Number)


3800B Drossett Drive
Austin, Texas                                               78744-1131

(Address of principal executive offices)                    (Zip code)

Registrant's telephone number, including area code:  (512) 445-6606

Item 5.   Other

Registrant wishes to report the following events that the registrant deems of importance to security holders:

Japanese Distribution Agreement to End

On December 5, 1995, the Company received notice from Mitsui Engineering and Shipbuilding Co., Ltd. ("MES") of their intent to terminate the Distributorship Agreement of July 7, 1994 (the "Agreement"). Under the Agreement, MES was to be the exclusive distributor of Electrosource products in Japan and had the option to become a manufacturer in Japan. Termination of the Agreement is not expected to have a direct financial effect on the Company. Management will continue discussions with a number of other groups who have expressed interest in licenses for its products in Asia, including Japan. Electrosource management will also now directly communicate with a number of potential large customers in Japan.

National Association of Securities Dealers Automated Quotation
System Oral Hearing

The Company's Common Stock is traded in the Over-the-Counter Market and is reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the symbol "ELSI." In order to maintain listing by NASDAQ, the Company must maintain a minimum $1-million of stockholders' equity. As of September 30, 1995, the Company was not in compliance with this requirement. On December 22, 1995, the Company submitted a formal request to NASDAQ for an oral hearing in order to present a plan of action that management believes will result in full compliance with the minimum stockholder equity requirement.

If the minimum required balance is not maintained, the NASDAQ may choose to delist the Common Stock of the Company from trading which would restrict the liquidity of the Common Stock.
Delisting by NASDAQ would be an Event of Default under the terms of certain of the Company's Convertible Debentures. An Event of Default could trigger a requirement to repay such Debentures immediately.

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTROSOURCE, INC.

By:  /s/ Mary Beth Koenig

Mary Beth Koenig
Chief Accounting Officer

Date:  December 22, 1995